OPERATING AGREEMENT

For

VILLA MELT, LLC

This Operating Agreement is entered into as of July 21, 2004 by Dolce Dolci, LLC and Melt, Inc. (referred to individually as a Member and collectively as the Members).

A.        The Members desire to form a limited liability company (Company) under the Beverly-Killea Limited Liability Company Act.

B.        The Members enter into this Operating Agreement in order to form and provide for the governance of the Company and the conduct of its business and to specify their relative rights and obligations.

NOW THEREFORE, the Members hereby agree as follows:

ARTICLE I: DEFINITIONS

The following capitalized terms used in this Agreement have the meanings specified in this Article or elsewhere in this Agreement and when not so defined shall have the meanings set forth in California Corporations Code section 17001.

1.1.       "Act" means the Beverly-Killea Limited Liability Company Act (California Corporations Code sections 17000-17705), including amendments from time to time.

1.2.       "Agreement" means this operating agreement, as originally executed and as amended from time to time.

1.3.       "Articles of Organization" is defined in California Corporations Code section 17001(b), as applied to this Company.

1.4.       "Assignee" means a person who has acquired a Member's Economic Interest in the Company, by way of a Transfer in accordance with the terms of this Agreement, but who has not become a Member.

1.5.       "Assigning Member" means a Member who by means of a Transfer has transferred an Economic Interest in the Company to an Assignee.

1.6.       "Capital Account" means, as to any Member, a separate account maintained and adjusted in accordance with Article III, Section 3.3.

1.7.       "Capital Contribution" means, with respect to any Member, the amount of the money and the Fair Market Value of any property (other than money) contributed to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take "subject to" under IRC section 752) in consideration of a Percentage Interest held by such Member. A Capital Contribution shall not be deemed a loan.

1.8.       "Capital Event" means a sale or disposition of any of the Company's capital assets, the receipt of insurance and other proceeds derived from the involuntary conversion of Company property, the receipt of proceeds from a refinancing of Company property, or a similar event with respect to Company property or assets.

1.9.       "Code" or "IRC" means the Internal Revenue Code of 1986, as amended, and any successor provision.

1.10.	"Company" means the company named in Article II, Section 2.2.

1.11.     "Economic Interest" means a Person's right to share in the income, gains, losses, deductions, credit or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member, including the right to vote or to participate in management.

1.12.     "Encumber" means the act of creating or purporting to create an Encumbrance, whether or not perfected under applicable law.

1.13.     "Encumbrance" means, with respect to any Membership Interest, or any element thereof, a mortgage, pledge, security interest, lien, proxy coupled with an interest (other than as contemplated in this Agreement), option, or preferential right to purchase.

1.14.     "Gross Asset Value" means, with respect to any item of property of the Company, the item's adjusted basis for federal income tax purposes, except as follows:

(a)       The Gross Asset Value of any item of property contributed by a Member to the Company shall be the fair market value of such property, as mutually agreed by the contributing Member and the Company; and

(b)       The Gross Asset Value of any item of Company property distributed to any Member shall be the fair market value of such item of property on the date of distribution, as mutually agreed by the distributee Member and the Company.

1.15.     "Initial Member" or "Initial Members" means those Persons whose names are set forth in the first sentence of this Agreement. A reference to an "Initial Member" means any of the Initial Members.

1.16.     "Involuntary Transfer" means, with respect to any Membership Interest, or any element thereof, any Transfer or Encumbrance, whether by operation of law, pursuant to court order, foreclosure of a security interest, execution of a judgment or other legal process, or otherwise, including a purported transfer to or from a trustee in bankruptcy, receiver, or assignee for the benefit of creditors.

1.17.	"Losses." See "Profits and Losses."

1.18.     "Majority of Members" means a Member or Members whose Percentage Interests represent more than 50 percent of the Percentage Interests of all the Members.

1.19.	"Meeting" is defined in Article V, Section 5.2.

1.20.     "Member" means an Initial Member or a Person who otherwise acquires a Membership Interest, as permitted under this Agreement, and who remains a Member.

1.21.     "Notice" means a written notice required or permitted under this Agreement. A notice shall be deemed given or sent when deposited, as certified mail or for overnight delivery, postage and fees prepaid, in the United States mails; when delivered to Federal Express, United Parcel Service, DHL WorldWide Express, or Airborne Express, for overnight delivery, charges prepaid or charged to the sender's account; when personally delivered to the recipient; when transmitted by electronic means, and such transmission is electronically confirmed as having been successfully transmitted; or when delivered to the home or office of a recipient in the care of a person whom the sender has reason to believe will promptly communicate the notice to the recipient.

1.22.     "Percentage Interest" means a fraction, expressed as a percentage, the numerator of which is the total of a Member's Capital Account and the denominator of which is the total of all Capital Accounts of all Members.

1.23.     "Person" means an individual, partnership, limited partnership, trust, estate, association, corporation, limited liability company, or other entity, whether domestic or foreign.

1.24.     "Profits and Losses" means, for each fiscal year or other period specified in this Agreement, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with IRC section 703(a).

1.25.     "Proxy" has the meaning set forth in the first paragraph of California Corporations code section 17001(ai). A Proxy may not be transmitted orally.

1.26.     "Regulations" ("Reg") means the income tax regulations promulgated by the United States Department of the Treasury and published in the Federal Register for the purpose of interpreting and applying the provisions of the Code, as such Regulations may be amended from time to time, including corresponding provisions of applicable successor regulations.

1.27.	"Substituted Member" is defined in Article VIII, Section 8.8.

1.28.     "Successor in Interest" means an Assignee, a successor of a Person by merger or otherwise by operation of law, or a transferee of all or substantially all of the business or assets of a Person.

1.29.     "Transfer" means, with respect to a Membership Interest, or any element of a Membership Interest, any sale, assignment, gift, Involuntary Transfer, or other disposition of a Membership Interest or any element of such a Membership Interest, directly or indirectly, other than an Encumbrance that is expressly permitted under this Agreement.

1.30.	"Triggering Event" is defined in Article VIII, Section 8.3.

1.31.	"Vote" means a written consent or approval, a ballot cast at a Meeting, or a voice vote.

1.32.	"Voting Interest" means, with respect to a Member, the right to Vote or participate in management and any right to information concerning the business and affairs of the Company provided under the Act, except as limited by the provisions of this Agreement. A Member's Voting Interest shall be directly proportional to that Member's Percentage Interest.

1.33.

(Expenses( are defined, for purposes of this Agreement as any and all reasonable expenses, claims, liabilities, judgments, assessments, settlements, attorney(s fees, expert witness fees, accountant(s fees, and other costs associated with an Indemnifiable Event, whether such expenses are incurred before or after Member has been made a party to a proceeding. It is the intent of this Agreement to permit indemnification for Expenses incurred in anticipation of and in preparation for claims threatened or reasonably believed to be imminent as well as for claims actually made against Member.

1.34.

An (Indemnifiable Event( if defined, for the purposes of this Agreement, as any proceeding, claim, lawsuit, demand, administrative proceeding or assessment, made, threatened or reasonably believed to be imminent, based upon or related to an event, action, inaction, activity or occurrence that takes place either before or after the adoption of this Agreement and that is related to:

(a)           the fact that Member is or was a member, director, manager or an officer of the Company, or while a member, manager, director or officer of the Company is or was serving at the request of the Company as a member, manager, director, officer, employee, agent, or fiduciary of another foreign or domestic corporaton, partnership, joint venture, employee benefit plan, trust, or other enterprise, or was a director, officer, employee, or agent, of a foreign or domestic corporation that was a predecessor corporation of the Company or another enterprise at the request of such predecessor corporation; or

(b)           anything done or not done by Member in any of the capacities mentioned in (a), above.

provided, however, that the term Indemnifiable Event shall not include any proceeding or claim initiated or brought voluntarily against the Company by Member (other than a successful proceeding or claim to establish or enforce rights hereunder).

ARTICLE II: ARTICLES OF ORGANIZATION

2.1.       Promptly following execution of this Agreement, the Members shall cause Articles of Organization, in the form attached to this Agreement as Exhibit A, to be filed with the California Secretary of State.

2.2.	The name of the Company shall be Villa Melt, LLC.

2.3.       The principal executive office of the Company shall be at 20321 Rue Crevier #549, Canyon Country, California 91351, or such other place or places as may be determined by the Members from time to time.

2.4.       The initial agent for service of process on the Company shall be Giancarlo Marcaccini. A Majority of Members may from time to time change the Company's agent for service of process.

2.5.       The Company will be formed for the purposes of engaging in the business of Internet Services.

2.6.       The term of existence of the Company shall commence on the effective date of filing of Articles of Organization with the California Secretary of State, and shall continue until October 1, 2022, unless sooner terminated by the provisions of this Agreement or as provided by law.

2.7.	The Members shall be the managers of the Company.

ARTICLE III: CAPITALIZATION

3.1.       Each Member shall contribute to the capital of the Company as the Member's Capital Contribution the money and property specified in Exhibit B to this Agreement. The Fair Market Value of each item of contributed property as agreed between the Company and the Member contributing such property is set forth in Exhibit B. Unless otherwise agreed in writing by all Members, no Member shall be required to make additional Capital Contributions.

3.2.       If a Member fails to make a required Capital Contribution within 30 days after the effective date of this Agreement, that Member's entire Membership Interest shall terminate and that Member shall indemnify and hold the Company and the other Members harmless from any loss, cost, or expense, including reasonable attorney fees caused by the failure to make such Capital Contribution.

3.3.       An individual Capital Account shall be maintained for each Member consisting of that Member's Capital Contribution, (1) increased by that Member's share of Profits, (2) decreased by that Member's share of Losses, and (3) adjusted as required in accordance with applicable provisions of the Code and Regulations.

3.3.       A Member shall not be entitled to withdraw any part of the Member's Capital Contribution or to receive any distributions, whether of money or property from the Company except as provided in this Agreement.

3.5.       No interest shall be paid on funds or property contributed to the capital of the Company or on the balance of a Member's Capital Account.

3.6.       A Member shall not be bound by, or be personally liable for, the expenses, liabilities, or obligations of the Company except as otherwise provided in the Act or in this Agreement.

3.7.       No Member shall have priority over any other Member, with respect to the return of a Capital Contribution, or distributions or allocations of income, gain, losses, deductions, credits, or items thereof.

ARTICLE IV: ALLOCATIONS AND DISTRIBUTIONS

4.1.       The Profits and Losses of the Company and all items of Company income, gain, loss, deduction, or credit shall be allocated, for Company book purposes and for tax purposes, to a Member in accordance with the Member's Percentage Interest.

4.2.       If any Member unexpectedly receives any adjustment, allocation, or distribution described in Reg sections 1.704- 1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company gross income and gain shall be specially allocated to that Member in an amount and manner sufficient to eliminate any deficit balance in the Member's Capital Account created by such adjustment, allocation, or distribution as quickly as possible. Any special allocation under this Section 4.2 shall be taken into account in computing subsequent allocations of Profits and Losses so that the net amount of allocations of income and loss and all other items shall, to the extent possible, be equal to the net amount that would have been allocated if the unexpected adjustment, allocation, or distribution had not occurred. The provisions of this Section 4.2 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Reg sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations.

4.3.       Any unrealized appreciation or unrealized depreciation in the values of Company property distributed in kind to all the Members shall be deemed to be Profits or Losses realized by the Company immediately prior to the distribution of the property and such Profits or Losses shall be allocated to the Members' Capital Accounts in the same proportions as Profits are allocated under Section 4.1. Any property so distributed shall be treated as a distribution to the Members to the extent of the Fair Market Value of the property less the amount of any liability secured by and related to the property. Nothing contained in this Agreement is intended to treat or cause such distributions to be treated as sales for value. For the purposes of this Section 4.3, "unrealized appreciation" or "unrealized depreciation" shall mean the difference between the Fair Market Value of such property and the Company's basis for such property.

4.4.       In the case of a Transfer of an Economic Interest during any fiscal year, the Assigning Member and Assignee shall each be allocated the Economic Interest's share of Profits or Losses based on the number of days each held the Economic Interest during that fiscal year.

4.5.       All cash resulting from the normal business operations of the Company and from a Capital Event shall be distributed among the Members in proportion to their Percentage Interests at such times as the Members may agree.

4.6.       If the proceeds from a sale or other disposition of a Company asset consist of property other than cash, the value of such property shall be as determined by the Members. Such non-cash proceeds shall then be allocated among all the Members in proportion to their Percentage Interests. If such non-cash proceeds are subsequently reduced to cash, such cash shall be distributed to each Member in accordance with Section 4.5.

4.7.       Notwithstanding any other provisions of this Agreement to the contrary, when there is a distribution in liquidation of the Company, or when any Member's interest is liquidated, all items of income and loss first shall be allocated to the Members' Capital Accounts under this Article IV, and other credits and deductions to the Members' Capital Accounts shall be made before the final distribution is made. The final distribution to the Members shall be made to the Members to the extent of and in proportion to their positive Capital Account balances.

ARTICLE V: MANAGEMENT

5.1.       The business of the Company shall be managed by all the Members. A Member shall be a manager only during the time the Member is a Member of the Company. Unless otherwise provided in this Agreement, all decisions concerning the management of the Company's business shall be made by the Vote of a Majority of Members.

5.2.       The Members are not required to hold meetings, and decisions may be reached through one or more informal consultations followed by agreement among a Majority of Members, provided that all Members are consulted (although all Members need not be present during a particular consultation), or by a written consent signed by a Majority of Members. In the event that Members wish to hold a formal meeting (a "Meeting") for any reason, the following procedures shall apply:

(1)       Any two Members may call a Meeting of the Members by giving Notice of the time and place of the Meeting at least 48 hours prior to the time of the holding of the Meeting. The Notice need not specify the purpose of the Meeting, or the location if the Meeting is to be held at the principal executive office of the Company.

(2)       A majority of Members shall constitute a quorum for the transaction of business at any Meeting of the Members.

(3)       The transactions of the Members at any Meeting, however called or noticed, or wherever held, shall be as valid as though transacted at a Meeting duly held after call and notice if a quorum is present and if, either before or after the Meeting, each Member not present signs a written waiver of Notice, a consent to the holding of the Meeting, or an approval of the minutes of the Meeting.

(4)       Any action required or permitted to be taken by the Members under this Agreement may be taken without a Meeting if a Majority of the Members individually or collectively consent in writing to such action.

(5)       Members may participate in the Meeting through the use of a conference telephone or similar communications equipment, provided that all Members participating in the Meeting can hear one another.

(6)       The Members shall keep or cause to be kept with the books and records of the Company full and accurate minutes of all Meetings, Notices, and waivers of Notices of Meetings, and all written consents in lieu of Meetings.

5.3.       The Members as such and as managers shall not be entitled to compensation for their services.

5.4.       The Company may have a President, who may, but need not be a Member. A Majority of the Members may provide for additional officers of the Company and for their election, and may alter the powers, duties, and compensation of the President and of all other officers. The President, if there is one, shall attend any Meetings of Members called pursuant to Section 5.2(1)-(6).

5.5.       All assets of the Company, whether real or personal, shall be held in the name of the Company.

5.6.       All funds of the Company shall be deposited in one or more accounts with one or more recognized financial institutions in the name of the Company, at such locations as shall be determined by a Majority of Members. Withdrawal from such accounts shall require the signature of such person or persons as a Majority of Members may designate.

ARTICLE VI: ACCOUNTS AND RECORDS

6.1.       Complete books of account of the Company's business, in which each Company transaction shall be fully and accurately entered, shall be kept at the Company's principal executive office and shall be open to inspection and copying by each Member or the Member's authorized representatives on reasonable Notice during normal business hours. The costs of such inspection and copying shall be borne by the Member.

6.2.       Financial books and records of the Company shall be kept on the cash method of accounting, which shall be the method of accounting followed by the Company for federal income tax purposes. A balance sheet and income statement of the Company shall be prepared promptly following the close of each fiscal year in a manner appropriate to and adequate for the Company's business and for carrying out the provisions of this Agreement. The fiscal year of the Company shall be January 1 through December 31.

6.3.       At all times during the term of existence of the Company, and beyond that term if a Majority of the Members deem it necessary, the Members shall keep or cause to be kept the books of account referred to in Section 6.2, and the following:

(a)       A current list of the full name and last known business or residence address of each Member, together with the Capital Contribution and the share in Profits and Losses of each Member;

(b)	A copy of the Articles of Organization, as amended;

(c)       Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

(d)	Executed counterparts of this Agreement, as amended;

(e)       Any powers of attorney under which the Articles of Organization or any amendments thereto were executed;

(f)	Financial statements of the Company for the six most recent fiscal years; and

(g)       The Books and Records of the Company as they relate to the Company's internal affairs for the current and past four fiscal years.

If a Majority of Members deem that any of the foregoing items shall be kept beyond the term of existence of the Company, the repository of said items shall be as designated by a Majority of Members.

6.4.	Within 90 days after the end of each taxable year of the Company the Company shall send to each of the Members all information necessary for the Members to complete their federal and state income tax or information returns, and a copy of the Company's federal, state, and local income tax or information returns for such year.

ARTICLE VII: MEMBERS AND VOTING

7.1.       There shall be only one class of membership and no Member shall have any rights or preferences in addition to or different from those possessed by any other Member. Each Member shall Vote in proportion to the Member's Percentage Interest as of the governing record date, determined in accordance with Section 7.2. Any action that may or that must be taken by the Members shall be by a Majority of Members, except that the following actions shall all require the unanimous Vote of the Members:

(a)       the transfer of a Membership Interest and the admission of the Assignee as a Member of the Company;

(b)	any amendment of the Articles of Organization or this Agreement; or

(c)	compromise of the obligation of a Member to make a Capital Contribution.

7.2.       The record date for determining the Members entitled to Notice of any Meeting, to vote, to receive any distribution, or to exercise any right in respect of any other lawful action, shall be the date set by a Majority of Members, provided that such record date shall not be more than 60, nor less than 10 days prior to the date of the Meeting, nor more than 60 days prior to any other action.

In the absence of any action setting a record date the record date shall be determined in accordance with California Corporations Code section 17104(k).

7.3.       At all Meetings of Members, a Member may Vote in person or by Proxy. Such proxy shall be filed with any Member before or at the time of the Meeting, and may be filed by facsimile transmission to a Member at the principal executive office of the Company or such other address as may be given by a Majority of Members to the Members for such purposes.

ARTICLE VIII: TRANSFERS OF MEMBERSHIP INTERESTS

8.1.       A Member may withdraw from the Company at any time by giving Notice of Withdrawal to all other Members at least 180 calendar days before the effective date of withdrawal. Withdrawal shall not release a Member from any obligations and liabilities under this Agreement accrued or incurred before the effective date of withdrawal. A withdrawing Member shall divest the Member's entire Membership Interest before the effective date of withdrawal in accordance with the transfer restrictions and option rights set forth below.

8.2.       Except as expressly provided in this Agreement, a Member shall not Transfer any part of the Member's Membership Interest in the Company, whether now owned or hereafter acquired, unless (1) the other Members unanimously approve the transferee's admission to the Company as a Member upon such Transfer and (2) the Membership Interest to be transferred, when added to the total of all other Membership Interests transferred in the preceding 12 months, will not cause the termination of the Company under the Code. No Member may Encumber or permit or suffer any

Encumbrance of all or any part of the Member's Membership Interest in the Company unless such Encumbrance has been approved in writing by all the other Members. Any Transfer or Encumbrance of a Membership Interest without such approval shall be void. Notwithstanding any other provision of this Agreement to the contrary, a Member who is a natural person may transfer all or any portion of his or her Membership Interest to any revocable trust created for the benefit of the Member, or any combination between or among the Member, the Member's spouse, and the Member's issue; provided that the Member retains a beneficial interest in the trust and all of the Voting Interest included in such Membership Interest. A transfer of a Member's entire beneficial interest in such trust or failure to retain such Voting Interest shall be deemed a Transfer of a Membership Interest.

8.3.       On the happening of any of the following events (Triggering Events) with respect to a Member, the Company and the other Members shall have the option to purchase all or any portion of the Membership Interest in the Company of such Member (Selling Member) at the price and on the terms provided in Section 8.7 of this Agreement:

(a)	the death or incapacity of a Member;

(b)	the bankruptcy of a Member;

(c)       the winding up and dissolution of a corporate Member, or merger or other corporate reorganization of a corporate Member as a result of which the corporate Member does not survive as an entity;

(d)	the withdrawal of a Member; or

(e)       except for the events stated in Section 8.4, the occurrence of any other event that is, or that would cause, a Transfer in contravention of this Agreement.

Each Member agrees to promptly give Notice of a Triggering Event to all other Members.

8.4.	Notwithstanding any other provisions of this Agreement:

(a)       If, in connection with the divorce or dissolution of the marriage of a Member, any court issues a decree or order that transfers, confirms, or awards a Membership Interest, or any portion thereof, to that Member's spouse (an Award), then, notwithstanding that such transfer would constitute an unpermitted Transfer under this Agreement, that Member shall have the right to purchase from his or her former spouse the Membership Interest, or portion thereof, that was so transferred, and such former spouse shall sell the Membership Interest or portion thereof to that Member at the price set forth in Section 8.7 of this Agreement. If the Member has failed to consummate the purchase within 180 days after the Award (the Expiration Date), the Company and the other Members shall have the option to purchase from the former spouse the Membership Interest or portion thereof pursuant to Section 8.5 of this Agreement; provided that the option period shall commence on the later of (1) the day following the Expiration Date, or (2) the date of actual notice of the Award.

(b)       If, by reason of the death of a spouse of a Member, any portion of a Membership Interest is transferred to a Transferee other than (1) that Member or (2) a trust created for the benefit of that Member (or for the benefit of that Member and any combination between or among the

Member and the Member's issue) in which the Member is the sole Trustee and the Member, as Trustee or individually possesses all of the Voting Interest included in that Membership Interest, then the Member shall have the right to purchase the Membership Interest or portion thereof from the estate or other successor of his or her deceased spouse or Transferee of such deceased spouse, and the estate, successor, or Transferee shall sell the Membership Interest or portion thereof at the price set forth in Section 8.7 of this Agreement. If the Member has failed to consummate the purchase within 180 days after the date of death (the Expiration Date), the Company and the other Members shall have the option to purchase from the estate or other successor of the deceased spouse the Membership Interest or portion thereof pursuant to Section 8.5 of this Agreement; provided that the option period shall commence on the later of (1) the day following the Expiration Date, or (2) the date of actual notice of the death.

8.5.       On the receipt of Notice by the other Members as contemplated by Section 8.1, and on receipt of actual notice of any Triggering Event (the date of such receipt is hereinafter referred to as the "Option Date"), the Manager(s) shall promptly give notice of the occurrence of such a Triggering Event to each member, and the Company shall have the option, for a period ending 30 calendar days following the determination of the purchase price as provided in Section 8.7, to purchase the Membership Interest in the Company to which the option relates, at the price and on the terms provided in Section 8.7, and the other Members, pro rata in accordance with their prior Membership Interests in the Company, shall then have the option, for a period of 30 days thereafter, to purchase the Membership Interest in the Company not purchased by the Company, on the same terms and conditions as apply to the Company. If all other Members do not elect to purchase the entire remaining Membership Interest in the Company, then the Members electing to purchase shall have the right, pro rata in accordance with their prior Membership Interest in the Company, to purchase the additional Membership Interest in the Company available for purchase. The transferee of the Membership Interest in the Company that is not purchased shall hold such Membership Interest in the Company subject to all of the provisions of this Agreement.

8.6.       No Member shall participate in any Vote or decision in any matter pertaining to the disposition of that Member's Membership Interest in the Company under this Agreement.

8.7.       The purchase price of the Membership Interest that is the subject of an option under this Agreement shall be the Fair Market Value of such Membership Interest as determined under this Section 8.7. Each of the selling and purchasing parties shall use his, her, or its best efforts to mutually agree on the Fair Market Value. If the parties are unable to so agree within 30 days of the date on which the option is first exercisable (the Option Date), the selling party shall appoint, within 40 days of the Option Date, one appraiser, and the purchasing party shall appoint within 40 days of the Option Date, one appraiser. The two appraisers shall within a period of five additional days, agree on and appoint an additional appraiser. The three appraisers shall, within 60 days after the appointment of the third appraiser, determine the Fair Market Value of the Membership Interest in writing and submit their report to all the parties. The Fair Market Value shall be determined by disregarding the appraiser's valuation that diverges the greatest from each of the other two appraisers' valuations, and the arithmetic mean of the remaining two appraisers' valuations shall be the Fair Market Value. Each purchasing party shall pay for the services of the appraiser selected by it, plus one-half of the fee charged by the third appraiser. The option purchase price as so determined shall be payable in cash.

8.8.	Except as expressly permitted under Section 8.2, a prospective transferee (other than an existing Member) of a Membership Interest may be admitted as a Member with respect to such Membership Interest (Substituted Member) only (1) on the unanimous Vote of the other Members in favor of the prospective transferee's admission as a Member, and (2) on such prospective transferee's executing a counterpart of this Agreement as a party hereto. Any prospective transferee of a Membership Interest shall be deemed an Assignee, and, therefore, the owner of only an Economic Interest until such prospective transferee has been admitted as a Substituted Member.

8.9.       Any person admitted to the Company as a Substituted Member shall be subject to all provisions of this Agreement.

8.10.     The initial sale of Membership Interests in the Company to the initial Members has not been qualified or registered under the securities laws of any state, or registered under the Securities Act of 1933, as amended, in reliance upon exemptions from the registration provisions of those laws. No attempt has been made to qualify the offering and sale of Membership Interests to Members under the California Corporate Securities Law of 1968, as amended, also in reliance upon an exemption from the requirement that a permit for issuance of securities be procured. Notwithstanding any other provision of this Agreement, Membership Interests may not be Transferred or Encumbered unless registered or qualified under applicable state and federal securities law or unless, in the opinion of legal counsel satisfactory to the Company, such qualification or registration is not required. The Member who desires to transfer a Membership Interest shall be responsible for all legal fees incurred in connection with said opinion.

ARTICLE IX: DISSOLUTION AND WINDING UP

9.1.	The Company shall be dissolved on the first to occur of the following events:

(a)       The death, incapacity, or withdrawal of a Member; or the bankruptcy or corporate dissolution of a Member; provided, however, that the remaining Members may, by the Vote of a Majority of Members within 90 days of the happening of that event, Vote to continue the Company, in which case the Company shall not dissolve. If the remaining Members fail to so Vote, the remaining Members shall wind up the Company. For purposes of this Paragraph (a), in determining a Majority of Members, the Percentage Interest of the Member who has died, become incapacitated, withdrawn, or who has become bankrupt or dissolved shall not be taken into account.

(b)	The expiration of the term of existence of the Company.

(c)	The written agreement of all Members to dissolve the Company.

(d)	The sale or other disposition of substantially all of the Company assets.

(e)       Entry of a decree of judicial dissolution pursuant to California Corporations Code section 27351.

9.2.       On the dissolution of the Company, the Company shall engage in no further business other than that necessary to wind up the business and affairs of the Company. The Members who have not wrongfully dissolved the Company shall wind up the affairs of the Company. The Persons winding up the affairs of the Company shall give written Notice of the commencement of winding up by mail to all known creditors and claimants against the Company whose addresses appear in the records of the Company. After paying or adequately providing for the payment of all known debts of the Company (except debts owing to Members) the remaining assets of the Company shall be distributed or applied in the following order of priority:

(a)	To pay the expenses of liquidation.

(b)       To repay outstanding loans to Members. If there are insufficient funds to pay such loans in full, each Member shall be repaid in the ratio that the Member's respective loan, together with interest accrued and unpaid thereon, bears to the total of all such loans from Members, including all interest accrued and unpaid on those loans. Such repayment shall first be credited to unpaid principal and the remainder shall be credited to accrued and unpaid interest.

(c)	Among the Members in accordance with the provisions of Article IV, Section 4.7.

9.3.       Each Member shall look solely to the assets of the Company for the return of the Member's investment, and if the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the investment of any Member, such Member shall have no recourse against any other Members for indemnification, contribution, or reimbursement.

ARTICLE X: ARBITRATION

10.1.     Any action to enforce or interpret this Agreement or to resolve disputes between the Members or by or against any Member shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Arbitration shall be the exclusive dispute resolution process in the State of California, but arbitration shall be a nonexclusive process elsewhere. Any party may commence arbitration by sending a written demand for arbitration to the other parties. Such demand shall set forth the nature of the matter to be resolved by arbitration. Arbitration shall be conducted at Los Angeles, California. The substantive law of the State of California shall be applied by the arbitrator to the resolution of the dispute. The parties shall share equally all initial costs of arbitration. The prevailing party shall be entitled to reimbursement of attorney fees, costs, and expenses incurred in connection with the arbitration. All decisions of the arbitrator shall be final, binding, and conclusive on all parties. Judgment may be entered upon any such decision in accordance with applicable law in any court having jurisdiction thereof.

ARTICLE XI: GENERAL PROVISIONS

11.1.     This Agreement constitutes the whole and entire agreement of the parties with respect to the subject matter of this Agreement, and it shall not be modified or amended in any respect except by a written instrument executed by all the parties. This Agreement replaces and supersedes all prior written and oral agreements by and among the Members or any of them.

11.2.     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.3.     This Agreement shall be construed and enforced in accordance with the internal laws of the State of California. If any provision of this Agreement is determined by any court of competent jurisdiction or arbitrator to be invalid, illegal, or unenforceable to any extent, that provision shall, if possible, be construed as though more narrowly drawn, if a narrower construction would avoid such invalidity, illegality, or unenforceability or, if that is not possible, such provision shall, to the extent of such invalidity, illegality, or unenforceability, be severed, and the remaining provisions of this Agreement shall remain in effect.

11.4.     This Agreement shall be binding on and inure to the benefit of the parties and their heirs, personal representatives, and permitted successors and assigns.

11.5.     Whenever used in this Agreement, the singular shall include the plural, the plural shall include the singular, and the neuter gender shall include the male and female as well as a trust, firm, company, or corporation, all as the context and meaning of this Agreement may require.

11.6.     The parties to this Agreement shall promptly execute and deliver any and all additional documents, instruments, notices, and other assurances, and shall do any and all other acts and things, reasonably necessary in connection with the performance of their respective obligations under this Agreement and to carry out the intent of the parties.

11.7.     Except as provided in this Agreement, no provision of this Agreement shall be construed to limit in any manner the Members in the carrying on of their own respective businesses or activities.

11.8.     Except as provided in this Agreement, no provision of this Agreement shall be construed to constitute a Member, in the Member's capacity as such, the agent of any other Member.

11.9.     Each Member represents and warrants to the other Members that the Member has the capacity and authority to enter into this Agreement.

11.10.   The article, section, and paragraph titles and headings contained in this Agreement are inserted as a matter of convenience and for ease of reference only and shall be disregarded for all other purposes, including the construction or enforcement of this Agreement or any of its provisions.

11.11.   This Agreement may be altered, amended, or repealed only by a writing signed by all of the Members.

11.12.   Time is of the essence of every provision of this Agreement that specifies a time for performance.

11.13.   This Agreement is made solely for the benefit of the parties to this Agreement and their respective permitted successors and assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement.

11.14.	The Members intend the Company to be a limited liability company under the Act. No member shall take any action inconsistent with the express intent of the parties to this agreement.

ARTICLE XII: INDEMNIFICATION

12.1	In the event that Member was, is, becomes or is threatened to be made, a party, witness or other participant in a proceeding by reason of (or arising in whole or part out of) an

Indemnifiable Event, provided that Member acted in good faith and in a manner reasonably believed to be in the best interest of the Company, the Company shall indemnify Member from and against any and all Expenses (as hereinafter defined) to the fullest extent permitted by law, as the same exists or may hereafter be amended or interpreted (but in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the Company to provide broader indemnification rights than were permitted prior thereto). It is the Company(s intent that this Agreement shall provide for indemnification in excess of that expressly permitted by statute, and in addition to any other rights that Member may have including, without limitation, any indemnification provided by the Company(s articles of incorporation, its bylaws, a vote of its shareholders or disinterested directors, or applicable law.

12.2

The Expenses incurred by Member in defending and investigating any Indemnifiable Event shall be paid by the Company prior to the final disposition of such Indemnifiable Event within ten days after receiving from the Member copies of invoices presented to the Member for such Expenses and an undertaking by or on behalf of Member to repay such amount to the extent it is ultimately determined that Member is not entitled to indemnification. Notwithstanding the foregoing, the Company shall not be required to make the advances called for hereby if a determination has been made by the Company, in good faith, that the Member has not met the standards of conduct that would entitled him to indemnification hereunder and that the advancement of Expenses would not be in the best interest of the Company and its shareholders.

12.3

The Company shall use commercially reasonable efforts to maintain an insurance policy or policies providing directors( and officers( liability insurance, and, to cause Member to be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer.

12.4	Member may make a claim for indemnification or the advancement of Expenses pursuant to this Agreement at any time by submiting a request to the Company in writing.

12.5

Member shall notify the Company in writing of any matter with respect to which Member intends to seek indemnification hereunder as soon as reasonably practicable following the receipt by Member of written notice thereof. The written notification shall include a description of the nature of the Indemnifiable Event and be accompanied by copies of any documents filed with any court in which the Indemnifiable Event is pending. In addition, Member shall give the Company such information and cooperation as it may reasonably require and as shall be within Member(s power.

12.6

All agreements and obligations of the Company contained herein shall continue during the period Member is a Member of the Company, and shall continue thereafter so long as Member shall be subject to any possible Indemnifable Event by reason of the fact that Member served in any capacity referred to herein.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement on the day and year first above written.

Dated: _______________	_________________________________
Dolce Dolci, LLC, Member

Dated: _______________	_________________________________
Melt (California) Inc., Member

OPERATING AGREEMENT

For

VILLA MELT, LLC

EXHIBIT B

Member	Capital Contribution	Member’s Percentage Interest

DOLCE DOLCI, LLC	$ 90,000.00	50%

MELT (California) INC.	$ 90,000.00	50%

Dated: ________________	___________________________________
DOLCE DOLCI, LLC, Member

Dated: ________________	___________________________________
MELT (California) INC., Member